Exhibit 10.1
AMENDMENT TO THE AMENDED AND RESTATED
SUPPLEMENT EXECUTIVE RETIREMENT BENEFITS AGREEMENT

THIS AMENDMENT (this “Amendment”) is entered into this 3rd day of December, 2019, effective as of October 1, 2019, by and between The Park National Bank, a national banking association (“PARK”), and C. DANIEL DeLAWDER (the “Executive”).

PARK and the Executive executed the Amended and Restated Supplemental Executive Retirement Benefits Agreement on February 18, 2008, made as of February 18, 2008 (the “Agreement”). The undersigned desire to amend the Agreement for the purpose of changing the amount of the benefits in the Agreement.

NOW, THEREFORE, the parties do hereby agree, effective as of October 1, 2019, to amend the Agreement by:

1.	Deleting Section 2. (e) to the Agreement in its entirety and substituting the following:

“ 2 (e) Death of Executive.   If Executive’s death occurs after payment to Executive has commenced of his Full Benefit payments but before he has received 15 annual benefit payments under this Agreement, Executive’s beneficiary designated on Exhibit B attached hereto (or if none is designated, Executive’s estate) shall receive the balance of the 15 annual payment at the same time and in the same form as the payments would have been paid to Executive had Executive survived.  If Executive dies before payments to Executive commence under this Agreement or does not qualify for Full Benefit payments under this Agreement at the time of his separation from service, all benefits under this Agreement shall cease upon the death of Executive and neither Executive nor Executive’s estate nor any designated beneficiary shall be entitled to any benefits hereunder.”

2.	Adding Exhibit B containing the beneficiaries to be designated by the Executive in accordance with amended Section 2. (e) of the Agreement on page 2 hereof.

Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this AMENDMENT.

IN WITNESS OF THE ABOVE, Park and the Executive have executed this AMENDMENT on the date first set forth above.

Executive:	The Park National Bank

/s/ C. Daniel DeLawder	By	/s/ Brady T. Burt
C. Daniel DeLawder	Title	Brady T. Burt Chief Financial Officer, Secretary and Treasurer

EXHIBIT B

DESIGNATION OF BENEFICIARY FORM
under the
AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE
RETIREMENT BENEFITS AGREEMENT

Pursuant to Section 2(e) of the Amended and Restated Supplemental Executive Retirement Benefits Agreement (as amended, the “Agreement”), I, C. DANIEL DeLAWDER, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless I have otherwise provided above. Further, if I have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of my death, any remaining beneficiary(ies) will share equally, unless I have provided otherwise above. If no primary beneficiary survives me, then the contingent beneficiary designated below will receive any benefits due upon my death. In the event I have no designated beneficiary upon my death, any benefits due will be paid to my estate. In the event that I am naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date: December 3, 2019	/s/ C. Daniel DeLawder
C. Daniel DeLawder